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                                 ADVANTA CORP.

                           OFFER TO PURCHASE FOR CASH
               UP TO 7,882,750 SHARES OF ITS CLASS A COMMON STOCK
               (INCLUDING THE ASSOCIATED CLASS A PURCHASE RIGHTS)
                              AT $40 PER SHARE NET
                                      AND
              UP TO 12,482,850 SHARES OF ITS CLASS B COMMON STOCK
               (INCLUDING THE ASSOCIATED CLASS B PURCHASE RIGHTS)
                              AT $40 PER SHARE NET
                                      AND
  UP TO 1,078,930 OF ITS DEPOSITARY SHARES EACH REPRESENTING ONE ONE-HUNDREDTH
                                    INTEREST
     IN A SHARE OF 6 3/4% CONVERTIBLE CLASS B PREFERRED STOCK, SERIES 1995
             (STOCK APPRECIATION INCOME LINKED SECURITIES (SAILS))
                            AT $32.80 PER SHARE NET
            THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE
               AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY,
                FEBRUARY 20, 1998, UNLESS THE OFFER IS EXTENDED.

                                                                January 20, 1998

To Brokers, Dealers, Commercial Banks,
  Trust Companies and Other Nominees:

     Advanta Corp., a Delaware corporation (the "Company"), has appointed us to act as Dealer Manager in connection with its offer to purchase for cash up to 7,882,750 shares of its Class A Common Stock, par value $.01 per share ("Class A Common Stock"), including the associated Class A Purchase Rights (the "Class A Rights" and together with the Class A Common Stock, the "Class A Shares"), and up to 12,482,850 shares of its Class B Common Stock, par value $.01 per share ("Class B Common Stock"), including the associated Class B Purchase Rights (the "Class B Rights" and together with the Class B Common Stock, the "Class B Shares") (the Class A Shares and the Class B Shares are herein referred to as the "Common Shares"), at a purchase price net to the seller in cash of $40 per Common Share (the "Common Stock Purchase Price"), and up to 1,078,930 depositary shares each representing one one-hundredth interest in a share of 6 3/4% Convertible Class B Preferred Stock, Series 1995 (Stock Appreciation Income Linked Securities (SAILS)) (the "SAILS Depositary Shares"), at a purchase price, net to the seller in cash of $32.80 per SAILS Depositary Share (the "SAILS Purchase Price") (the Class A Shares, Class B Shares and SAILS Depositary Shares are hereinafter referred to as the "Shares"), upon the terms and subject to the conditions set forth in its Offer to Purchase, dated January 20, 1998, and in the related Letters of Transmittal (which together constitute the "Offer"). The Company will, upon the terms and subject to the conditions of the Offer, purchase 7,882,750 Class A Shares (or such lesser number of Class A Shares as are properly tendered and not withdrawn), 12,482,850 Class B Shares (or such lesser number of Class B Shares as are properly tendered and not withdrawn), and 1,078,930 SAILS Depositary Shares (or such lesser number of SAILS Depositary Shares as are properly tendered and not withdrawn) pursuant to the Offer. The Company will purchase, at the applicable Purchase Price, all Shares properly tendered and not withdrawn on or prior to the Expiration Date (as defined in Section 1 of the Offer to Purchase), upon the terms and subject to the conditions of the Offer,
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including the provisions relating to proration, conditional tenders and odd lot tenders described in the Offer to Purchase. Unless the Rights are redeemed by the Company, a tender of Common Shares will also constitute a tender of the associated Rights. Unless the context requires otherwise, all references herein to the Shares shall include the associated Rights.

     The applicable Purchase Price will be paid in cash, net to the seller, without interest thereon, with respect to all Shares purchased. No separate consideration will be paid for the Rights. All Shares not purchased because of proration and Shares that were conditionally tendered and not accepted for purchase will be returned. The Company reserves the right, in its sole discretion, to purchase more than 7,882,750 Class A Shares, more than 12,482,850 Class B Shares or more than 1,078,930 SAILS Depositary Shares pursuant to the Offer, but has no current intention to do so.

     The Offer is not conditioned on any minimum number of Shares being tendered. The Offer is, however, subject to certain other conditions set forth in the Offer, including the closing of the transactions contemplated by the Contribution Agreement, dated as of October 28, 1997, between the Company and Fleet Financial Group, Inc. See Section 6 of the Offer to Purchase.

     For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

     1.   Offer to Purchase dated January 20, 1998;

     2. Letter to Clients which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

     3. Letter, dated January 20, 1998, from Dennis Alter, Chairman of the Board and Chief Executive Officer of the Company, to stockholders of the Company;

     4. Letters of Transmittal for each class of stock to which the Offer applies for your use and for the information of your clients (together with Substitute Form W-9 and guidelines);

     5. Notice of Guaranteed Delivery to be used to accept the Offer if Share certificates and all other required documents cannot be delivered to the Depositary by the Expiration Date or if the procedure for book-entry transfer cannot be completed on a timely basis;

     6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number or Substitute Form W-9 providing information relating to backup federal income tax withholding; and

     7.   Return envelope addressed to First City Transfer Company, the
Depositary.

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, FEBRUARY 20, 1998, UNLESS THE OFFER IS EXTENDED.

     No fees or commissions will be payable to brokers, dealers, commercial banks, trust companies or any other persons for soliciting tenders of Shares pursuant to the Offer (other than the Dealer Manager, the Information Agent, the Escrow Agent and the Depositary as described in the Offer to Purchase). The Company will, however, upon request through the Information Agent, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to the beneficial owners of Shares held by you as a nominee or in a fiduciary capacity. The Company will pay or cause to be paid any stock transfer taxes applicable to its purchase of Shares, except as otherwise provided in Instruction 6 of the applicable Letter of Transmittal.

     In order for Shares to be properly tendered pursuant to the Offer, (i) a duly executed and properly completed Letter of Transmittal (or a facsimile thereof) together with any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and any other documents required by the applicable Letter of Transmittal, must be received by the Depositary at its address set forth on the back cover of the Offer to Purchase on or prior to the Expiration Date, and
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     (ii) either Share certificates representing tendered Shares must be transmitted to and received by the Depositary at such address or such Shares must be tendered by book-entry transfer into the Depositary's account maintained at The Depository Trust Company (as described in the Offer to Purchase), and confirmation of the book-entry transfer must be received by the Depositary, all in accordance with the instructions set forth in the applicable Letter of Transmittal and the Offer to Purchase.

     If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share certificates are not immediately available or such stockholder cannot deliver the Share certificates and all other required documents to the Depositary on or prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered by following the procedures for guaranteed delivery specified in Section 3 of the Offer to Purchase.

     As described in the Offer to Purchase, if more than 7,882,750 Class A Shares (or such greater number of Class A Shares as the Company elects to purchase), more than 12,482,850 Class B Shares (or such greater number of Class B Shares as the Company elects to purchase) or more than 1,078,930 SAILS Depositary Shares (or such greater number of SAILS Depositary Shares as the Company elects to purchase) have been properly tendered and not withdrawn on or prior to the Expiration Date, the Company will purchase Shares of the applicable class in the following order of priority: (i) first, all Shares of such class properly tendered and not withdrawn on or prior to the Expiration Date by or on behalf of any stockholder who owned beneficially or of record, as of the close of business on January 19, 1998, and continues to own beneficially or of record as of the Expiration Date, an aggregate of fewer than 100 Shares of such class, and who properly tenders all of such Shares (partial and conditional tenders will not qualify for this preference) and completes the box captioned "Odd Lots" on the applicable Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery; and (ii) then, after purchase of all the foregoing Shares of such class, subject to the conditional tender provisions described in Section 3 of the Offer to Purchase, all other Shares of such class properly tendered and not withdrawn on or prior to the Expiration Date on a pro rata basis, if necessary (with appropriate adjustments to avoid purchases of fractional Shares).

     THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE MAKING OF THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. STOCKHOLDERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. THE COMPANY HAS BEEN ADVISED THAT EACH OF ITS DIRECTORS AND EXECUTIVE OFFICERS WHO OWNS SHARES, INCLUDING DENNIS ALTER, CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF THE COMPANY, WILL TENDER SHARES PURSUANT TO THE OFFER BUT HAS NOT DETERMINED HOW MANY SHARES TO TENDER.

     Any inquiries you may have with respect to the Offer should be addressed to the Dealer Manager or to the Information Agent at their respective addresses and telephone numbers set forth on the back cover page of the Offer to Purchase.

     Additional copies of the enclosed material may be obtained from the Information Agent, D.F. King & Co., Inc., telephone: (800) 431-9633 or the undersigned, telephone: (800) 638-2596.

                                          Very truly yours,

                                          BT Alex. Brown Incorporated

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS THE AGENT OF THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT, THE ESCROW AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.